EXHIBIT 11.1

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
                          Caribiner International, Inc.
           Computation of Pro Forma Net Income (Loss) Per Common Share
                        For the Six Months Ended March 31


                                                                            1996            1995
                                                                        -----------     -----------
Weighted average common stock outstanding during the period (1)           2,887,496       2,588,689

Conversion of Convertible Note into shares of Series A
   Preferred stock and the subsequent conversion of such shares
   into shares of common stock                                            2,055,000       2,055,000

Conversion of all outstanding shares of Series A Preferred
   stock and Series B Preferred stock into shares of common stock         1,541,250       1,541,250

Exercise of warrants                                                        534,505         534,505

Effect of exercise of warrants computed in accordance with the
   treasury stock method                                                    (99,441)        (99,441)
                                                                        -----------     -----------
   Total weighted average common stock outstanding during the
   period                                                                 6,918,810       6,620,003
                                                                        ===========     ===========

(Loss) before taxes                                                       ($377,296)    ($1,781,519)

Plus: reduction in interest expense from the conversion of the
   Convertible Note                                                         926,248         903,309
                                                                        -----------     -----------

Pro forma income (loss) before taxes                                        548,952       ($878,210)
Pro forma income tax (expense) benefit                                     (179,617)         74,648
                                                                        -----------     -----------

Pro forma net income (loss)                                                $369,335       ($803,562)
                                                                        ===========     ===========

Pro forma net income (loss) per common share                            $      0.05     ($     0.12)
                                                                        ===========     ===========
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(1) Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin
No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share during the twelve month period immediately preceding the initial filing date of the Company's Registration
Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.

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